Exhibit 3
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
RELATED SPECIAL ASSETS LLC
AND
C-III CAPITAL PARTNERS LLC
March 5, 2010

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 5th day of March, 2010, by and between Related Special Assets LLC, a Delaware limited liability company (the “Seller”), and C-III Capital Partners LLC, a Delaware limited liability company (the “Purchaser”). Each of the Purchaser and the Seller may also be referred to as a “Party” or collectively, as the “Parties.”
RECITALS
WHEREAS, the Seller currently owns the Shares (as defined below);
WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Purchaser desires to grant the Seller an option to purchase from the Seller from and after the Closing (as defined below) (i) up to 25% of the Shares acquired by the Purchaser pursuant to this Agreement and (ii) up to 25% of the CHC Special Series A Shares (as defined below) acquired by the Purchaser pursuant to the Centerline Purchase Agreement (as defined below); and
WHEREAS, the Purchase is party to the Centerline Purchase Agreement (as defined below) and the Purchaser and the Seller wish to enter into this Agreement and to consummate the transactions contemplated hereby simultaneously with the Centerline Closing (as defined below).
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS; INTERPRETATION
1.1. Certain defined terms.
(a) For purposes of this Agreement, the following terms shall have the following meanings:
(i) “11% Preferred Shares” means the 11% Cumulative Convertible Preferred Shares, Series A-1 of CHC, as amended pursuant to that certain Amendment Agreement, dated as of March 5, 2010, by and between CHC and the Seller.
(ii) “Affiliate” of a Person means a Person that Controls, is Controlled by, or is under common Control with, such Person.
(iii) “Agreement” shall have the meaning specified in the preamble to this Agreement.

(iv) “Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are required or authorized to be closed.
(v) “C-III Operating Agreement” means that certain Limited Liability Company Operating Agreement of the Purchaser, dated as of February 12, 2010, by and among the members party thereto, as amended from time to time in accordance with its terms, attached hereto as Exhibit A.
(vi) “Centerline Closing” shall have the meaning specified in Section 5.5(a).
(vii) “Centerline Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of March 5, 2010, by and among the Purchaser, CHC and the other sellers party thereto, as amended from time to time in accordance with its terms.
(viii) “CHC” means Centerline Holding Company, a Delaware statutory trust.
(ix) “CHC Special Series A Shares” means the Special Series A Shares of CHC as reflected in the Certificate of Designation of the Special Series A Shares attached hereto as Exhibit B.
(x) “Claim” means a claim for indemnity for Damages made by any Seller Indemnitee or Purchaser Indemnitee.
(xi) “Class A Profits Interest” shall have the meaning specified in Section 2.1(b).
(xii) “Closing” shall have the meaning specified in Section 2.2.
(xiii) “Closing Date” shall have the meaning specified in Section 2.2.
(xiv) “Control” (including the terms “controlling,” “controlled by” and “under common Control with”) means the possession, directly or indirectly, of the legal power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
(xv) “Damages” means any losses, damages, injuries, liabilities, claims, demands, settlements, judgments, awards, fines, penalties, taxes, fees (including reasonable attorneys’ fees and disbursements), charges, costs (including costs of investigation and defense) or expenses of any nature.
(xvi) “Dispute” shall have the meaning specified in Section 7.7(a).
(xvii) “Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement, option, right of first refusal, right of first offer, easement, encroachment, indenture, right of way, deed of trust, lease, security agreement or restriction of any kind.

(xviii) “Exercise Price” shall have the meaning specified in Section 5.5(b)
(xix) “Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or authority or any court or tribunal or other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of government.
(xx) “Joinder Agreement” means that certain Joinder Agreement to the C-III Operating Agreement attached hereto as Exhibit C.
(xxi) “Law” means any law, statute, ordinance, treaty, code, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority, or any principle of common law.
(xxii) “Mediation Request” shall have the meaning specified in Section 7.7(b).
(xxiii) “Objection Notice” shall have the meaning specified in Section 5.5(b)
(xxiv) “Objection Period” shall have the meaning specified in Section 5.5(b)
(xxv) “Option” shall have the meaning specified in Section 5.5(a).
(xxvi) “Option Notice” shall have the meaning specified in Section 5.5(b).
(xxvii) “Option Period” shall have the meaning specified in Section 5.5(a).
(xxviii) “Option Shares” shall have the meaning specified in Section 5.5(b).
(xxix) “Order” means any order, writ, certificate, judgment, injunction, decree, stipulation, determination, assessment, decision, ruling, declaration, award, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or any arbitrator.
(xxx) “Party” or “Parties” shall have the meaning specified in the preamble to this Agreement.
(xxxi) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
(xxxii) “Procedure” shall have the meaning specified in Section 7.7(b).

(xxxiii) “Proceeding” means any claim, action, proceeding, investigation, audit, hearing, arbitration, administrative or agency complaint or charge, litigation or suit (whether civil, criminal, administrative, investigative or informal).
(xxxiv) “Purchase Price” shall have the meaning specified in Section 2.1(b).
(xxxv) “Purchaser” shall have the meaning specified in the preamble to this Agreement.
(xxxvi) “Purchaser Indemnitee” means Purchaser, its past, current and future Affiliates and subsidiaries and the past, current and future respective stockholders, members, partners, directors, trustees, managers, officers, controlling persons (if any), equity owners, employees, agents, successors, assigns and personal representatives of each of them.
(xxxvii) “Release” shall have the meaning specified in Section 5.4(b).
(xxxviii) “Releasees” shall have the meaning specified in Section 5.4(a).
(xxxix) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(xl) “Seller” shall have the meaning specified in the preamble to this Agreement.
(xli) “Seller Indemnitee” means the Seller, its past, current and future Affiliates and subsidiaries, and the past, current and future respective stockholders, members, partners, directors, trustees, managers, officers, controlling persons (if any), equity owners, employees, agents, successors, assigns and personal representatives of each of them.
(xlii) “Shares” means the CHC Special Series A Shares into which 10,843,492 of the 11% Preferred Shares are reclassified, converted or exchanged and any shares or other securities into which such shares are reclassified, converted or exchanged, in each case adjusted to reflect any split or reverse split of any such shares or other securities.
(xliii) “Third Party Claim” means any claim asserted by a third party for Damages that may give rise to a Claim.
1.2. Other Interpretive Provisions. When a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or a Section of, or Schedule to, this Agreement, unless otherwise indicated. The words “include,” “includes” or “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereunder,” “hereby” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All pronouns and any variation thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used in their plural or singular forms, respectively. Reference in this Agreement to any contract or document means such contract or document as amended or modified and in effect from time to time in accordance with the terms thereof and includes all addenda, amendments, exhibits, and schedules.

ARTICLE 2
PURCHASE AND SALE OF SHARES
2.1. Purchase and Sale.
(a) Shares. Upon the terms and subject to the conditions of this Agreement, on the date hereof, the Seller will sell, assign, transfer and otherwise convey to the Purchaser the Shares, free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws), and the Purchaser will purchase the Shares from the Seller.
(b) Purchase Price. The aggregate consideration for the Shares (the “Purchase Price”) shall be (i) $100,000, payable at the Closing in cash by wire transfer of immediately available funds to the account designated on Schedule I attached hereto, (ii) a Class A Profits Membership Interest in the Purchaser having the rights, preferences and obligations set forth in the C-III Operating Agreement (the “Class A Profits Interest”), issuable by the Purchaser to the Seller at the Closing and (iii) the grant of the Option.
2.2. Closing Date. The closing of the purchase and sale transactions contemplated by Section 2.1(a) (the “Closing”) shall take place at 10:00 a.m. (New York time), at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY, 10022, on the date hereof (the “Closing Date”).
2.3. Closing Deliveries. At the Closing:
(a) The Seller shall deliver to the Purchaser:
(i) (A) stock certificate(s) in the name of the Seller, representing the Shares and (B) a stock power, duly executed by the Seller in blank;
(ii) the duly executed Joinder Agreement; and
(iii) a duly executed FIRPTA certificate in the form attached hereto as Exhibit D.
(b) The Purchaser shall deliver to the Seller:
(i) the Purchase Price in accordance with Section 2.1(b); and
(ii) the duly executed Joinder Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Purchaser that:
3.1. No Conflict; Government Authorizations.
(a) The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) violate, conflict with or result in the breach of any provision of the certificate of formation, limited liability company agreement, regulations or other organizational or governing documents of the Seller, (ii) contravene, conflict with or violate any Law or Order applicable to the Seller, (iii) conflict in any material respect with or violate or breach in any material respect any provision of, or give any third party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract to which the Seller is a party, (iv) result in the creation of any Encumbrance (other than restrictions on transfer under applicable state and federal securities laws) on the Shares, or (v) impose any limitation on the ability of the Purchaser effectively to exercise full rights of ownership with respect to the Shares.
(b) No consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by the Seller in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby.
3.2. Limited Liability Company Status. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (a) has all requisite limited liability company power and authority to carry on its business as it is now being conducted and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized could not reasonably be expected to have a material adverse effect on the Seller or the transactions contemplated by this Agreement. The Seller has made available to the Purchaser true, complete and accurate copies of the certificate of formation, limited liability company agreement, regulations or other organizational or governing documents of the Seller, each as in effect on the date hereof.
3.3. Authority; Binding Effect. The Seller has all necessary limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization and delivery by the Purchaser) this Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.4. Capitalization; Ownership.
(a) Neither the Seller nor any of its Affiliates is a party, or is otherwise subject, to any voting trust or other voting agreement or proxy with respect to the Shares or, other than this Agreement, to any agreement (written or oral) relating to the issuance, sale, redemption, transfer, acquisition or other disposition of the Shares or the grant of any rights (contingent, relating to gains or losses or otherwise) with respect to the Shares.
(b) None of the execution, delivery and performance of this Agreement and the consummation of any transaction contemplated hereby will result in any violation of an Order or Law.
(c) The Seller is the record and beneficial owner and holder of the Shares free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws), and at the Closing, the Purchaser will receive good and valid title to the Shares, free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws).
3.5. Legal Proceedings. There is no Proceeding pending or, to the knowledge of the Seller, threatened against the Seller that challenges or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Seller.
3.6. Finder’s Fee. The Seller has not incurred or will not incur any obligation or liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement.
3.7. Consideration. The Seller has received reasonably equivalent value and fair consideration for (a) the Shares it is selling and (b) the other transactions contemplated hereby.
3.8. Qualified Purchaser. The Seller is both an “accredited investor” (as defined in Regulation D under the Securities Act) and a “qualified purchaser” (as defined in the Investment Company Act of 1940, as amended, or the rules thereunder).
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller, as follows:
4.1. No Conflict; Required Filings.
(a) The execution, delivery and performance of this Agreement does not and will not (with or without notice or lapse of time, or both) (i) violate, conflict with or result in the breach of any provision of the certificate of formation, limited liability company agreement, regulations or other organizational or governing documents of the Purchaser, (ii) contravene, conflict with or violate any Law or Order applicable to the Purchaser or (iii) conflict in any material respect with or violate or breach in any material respect any provision of, or give any third party the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any contract of the Purchaser.

(b) No material consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
4.2. Limited Liability Company Status. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and the Purchaser (a) has all requisite power and authority to carry on its business as it is now being conducted and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized could not reasonably be expected to result in a material adverse effect on the Purchaser or the transactions contemplated by this Agreement.
4.3. Authority. The Purchaser has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, including the issuance of the Class A Profits Interest and the grant of the Option. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.
4.4. Legal Proceedings. There is no Proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.
4.5. Finder’s Fee. The Purchaser has not incurred any obligation or liability to any party for any service, brokerage or finder’s fee or agent’s commission or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
4.6. Investment Intent. The Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the risks and merits associated with the acquisition of the Shares and is acquiring the Shares for its own account for investment, with no present intention of making a public distribution thereof. The Purchaser will not sell or otherwise dispose of the Shares in violation of the Securities Act or any state securities laws.
4.7. Profits Interest. The Class A Profits Interest has been duly authorized by all necessary limited liability company action by the Purchaser and, upon issuance, will be validly issued, non-assessable and free and clear of all Encumbrances (other than restrictions on transfer contained in the C-III Operating Agreement and under applicable state and federal securities laws).

ARTICLE 5
OTHER AGREEMENTS
5.1. Publicity. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Purchaser determines. Unless consented to by the Purchaser in advance or (subject to reasonable prior notice to, and consultation with, the Purchaser) required by Law, including any filings with the Securities and Exchange Commission and any amendments thereto, or the listing rules of any securities exchange, the Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person, other than to its respective directors, officers, employees, agents and advisors.
5.2. Further Action. The Seller and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated hereby, and agree to enter into such further agreements or instruments as may be required to effect the purposes contemplated by this Agreement.
5.3. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
5.4. Release.
(a) Each Party, for itself and on behalf of each of its Controlled Affiliates, subsidiaries, predecessors, current and former officers, directors, managers, members, stockholders, employees, successors and assigns, fully and unconditionally releases and discharges all claims, causes of action and other Proceedings, whether sounding in Law, tort, contract, fraud or otherwise that it ever had or now has against the other Party and its Affiliates, subsidiaries, predecessors, current and former officers, directors, managers, members, stockholders, employees, successors and assigns (the “Releasees”), relating to, arising out of, based upon, resulting from, or in connection with the Centerline Purchase Agreement, any documents contemplated by the Centerline Purchase Agreement and the transactions contemplated by any of the foregoing and/or any actions taken by any of the Releasees in connection with any of the foregoing, except in each case for claims, causes of action and other Proceedings relating to, arising out of, based upon, resulting from, or in connection with this Agreement or the C-III Operating Agreement.
(i) Each Party acknowledges and agrees that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true, and agrees that the release in Section 5.4(a) (the “Release”) will remain in effect notwithstanding any discovery of such different or additional facts after the date hereof. Each Party acknowledges and agrees that the Release will deprive it of any and all such unknown claims.
(b) In connection with the execution of this Agreement, and without limiting any of the foregoing, each Party acknowledges, understands and agrees that it:

(i) has received adequate and sufficient consideration for the Release;
(ii) has carefully read and fully understands all of the provisions of this Section 5.4 and has had the opportunity to discuss the same and its consequences with its attorney;
(iii) is, through the Release, releasing the Releasees from any and all claims it may have against the Releasees;
(iv) knowingly and voluntarily agrees to all the terms set forth in this Section 5.4;
(v) knowingly and voluntarily intends to be legally bound by the same; and
(vi) was advised and is hereby advised in writing to consult with an attorney of its choice prior to executing this Agreement concerning its meaning and application, including the meaning and application of this Section 5.4.
5.5. Grant of Option by the Purchaser.
(a) The Purchaser hereby grants the Seller an option (the “Option”) to purchase (i) twenty-five percent (25%) of the CHC Special Series A Shares acquired by the Purchaser pursuant to the Centerline Purchase Agreement and (ii) twenty-five percent (25%) of the Shares, in each case including any shares or other securities into which the CHC Special Series A Shares or the Shares are reclassified, converted or exchanged, and adjusted to reflect any split or reverse split of any such shares or other securities. The exercise price for any CHC Special Series A Shares or Shares shall be equal to the fair market value of such shares on the date the Option is exercised (the “Exercise Price”), and shall be payable in cash by wire transfer of immediately available funds to an account designated by the Purchaser. The Seller may exercise the Option during the period commencing on the 31st day following the consummation of the transactions contemplated by Section 2.1 of the Centerline Purchase Agreement (the “Centerline Closing”) and ending on the second anniversary of the Centerline Closing, unless earlier terminated as provided below (the “Option Period”). The Option may be exercised on no more than two occasions during the Option Period and, on each occasion, the Seller may elect to purchase all or a portion of the Shares and/or the CHC Special Series A Shares that are the subject of the Option; provided, however, that the Option Period shall terminate immediately upon the closing of the purchase and sale of any Option Shares following the Seller’s second exercise, if any, of the Option.
(b) The Option may be exercised by the Seller by sending written notice (the “Option Notice”) to the Purchaser at or prior to the end of the Option Period specifying (i) the total number of CHC Special Series A Shares it wishes to purchase, if any, (ii) the total number of Shares it wishes to purchase, if any (any such shares set forth in the Option Notice being referred to as the “Option Shares”), and (iii) the Seller’s good faith estimate of the fair market value of the Option Shares. The Purchaser may object to the Seller’s estimate of fair market value within ten (10) days following the receipt by the Purchaser of the Option Notice (the

“Objection Period”) by sending written notice to the Seller of the Purchaser’s objection (the “Objection Notice”). In case of such objection, the Purchaser and the Seller shall negotiate in good faith to resolve such objection and attempt to agree to the Exercise Price. If the Purchaser and the Seller are unable to resolve such objection and agree to the Exercise Price within twenty (20) days after the date of the Objection Notice, then the matter shall be resolved in accordance with Section 7.7 and the Exercise Price shall be the amount determined by the mediator as provided in Section 7.7. Absent the Purchaser’s delivery of the Objection Notice, the Exercise Price shall be that which is set forth in the Seller’s Option Notice, or as agreed to by the Purchaser and the Seller following the delivery of an Objection Notice.
(c) The closing of the purchase and sale of the Option Shares shall take place on the later of (i) the fifth (5th) Business Day following the date on which the Exercise Price is determined (as provided in Section 5.5(b) above) and (ii) the first (1st) Business Day after all applicable waiting periods, if any, imposed on such exercise under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and rules and regulations thereunder, have expired or been terminated. The Parties agree to cooperate in connection with any filing that may be required pursuant to the preceding sentence. At the closing, the Purchaser shall (x) deliver stock certificate(s) in the name of the Purchaser, representing the Option Shares, (y) deliver a stock power, duly executed by the Purchaser in blank and (z) shall represent and warrant to the Seller that the Option Shares are owned by it free and clear of all Encumbrances. The Seller shall deliver the Exercise Price for the Option Shares at the closing and shall represent and warrant that it is acquiring the underlying Option Shares for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. At the closing of the purchase and sale of the Option Shares, the Seller (in its capacity as the party purchasing securities upon its exercise of the Option) shall make the representations and warranties contained in the immediately preceding sentence and in Sections 3.1, 3.2, 3.3, 3.5 and 3.6, mutatis mutandis, to the Purchaser, and the Purchaser (in its capacity as the party selling securities upon the Seller’s exercise of the Option) shall make the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5 and 3.6, mutatis mutandis, to the Seller. The Seller hereby understands and agrees that, if it exercises the Option, it may not sell or otherwise dispose of the Option Shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.
(d) If the Seller exercises the Option, the Seller and the Purchaser agree to cooperate and execute an agreement consistent with the terms set forth in Section 5.5(c).
ARTICLE 6
SURVIVAL; INDEMNIFICATION
6.1. Survival Limitation. All of the representations and warranties contained in this Agreement shall survive the Closing until the second anniversary of the Closing; provided, however, that the representations and warranties contained in Sections 3.1(a) (No Conflict; Government Authorizations), 3.3 (Authority; Binding Effect), 3.4 (Capitalization; Ownership) and 3.6 (Finder’s Fee) shall survive indefinitely; and further provided, that if, at any time prior to such expiration of the representations and warranties, any indemnified Party delivers to any indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by any indemnifying Party and asserting a Claim for recovery under Sections 6.2 or 6.3 based on such alleged inaccuracy or breach, then the representation or warranty underlying the Claim asserted in such notice shall continue to survive (solely with respect to the alleged inaccuracy or breach and to no other fact, event, occurrence, circumstance or condition) until such time as such Claim is fully and finally resolved. The covenants, agreements and obligations of the Parties contained in this Agreement shall survive the Closing and the transactions contemplated hereby.
6.2. Indemnification by the Seller. The Seller, shall indemnify, defend and hold harmless each Purchaser Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages as and when incurred that are directly or indirectly suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from, are caused by or result from, or are directly or indirectly connected with:
(a) any inaccuracy in, or breach of, any representation or warranty of the Seller set forth in this Agreement, including Article 3; and
(b) any breach of any covenant or obligation of any of the Seller set forth in this Agreement (including the covenants set forth in Article 5).
6.3. Indemnification by the Purchaser. The Purchaser shall indemnify, defend and hold harmless each Seller Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages that are directly or indirectly suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from, are caused by or result from, or are directly or indirectly connected with:
(a) any inaccuracy in, or breach any representation or warranty set forth in this Agreement, including Article 4; and
(b) any breach of any covenant or obligation of Purchaser (including the covenants set forth in Article 5).
6.4. Defense of Third Party Claims. Each indemnified Party shall give notice as promptly as reasonably practicable to each indemnifying Party of any Third Party Claim asserted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying Party shall not relieve such indemnifying Party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in such event, only to the extent of such prejudice. The indemnified Party shall have the right to undertake and control the defense, compromise and settlement of such claim. An indemnifying Party may participate at its own expense in the defense of any such action; provided, however, that (a) counsel to the indemnifying Party shall not (except with the consent of the indemnified Party) also be counsel to the indemnified Party and (b) no indemnifying Party shall, without the prior written consent of the indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any Third Party Claim (whether or not the indemnified Parties are actual or potential parties thereto) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified Party from all liability arising out of such Third Party Claim and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified Party. In no event shall the indemnifying Parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances unless there is a conflict of interest among the indemnified Parties.
6.5. Exercise of Remedies; Tax Treatment. The Parties shall report any indemnification payment made pursuant to this Article 6 as a purchase price adjustment unless otherwise required by applicable Law.
6.6. Indemnification Claim. A Claim may be asserted by any Purchaser Indemnitee or Seller Indemnitee, as the case may be, by delivery to the indemnifying party of a written notice of such Claim setting forth (i) the name of such Seller Indemnitee or Purchaser Indemnitee, as applicable, (ii) the specific representation, warranty covenant, agreement or obligation alleged to have been breached by such Seller Indemnitee, as applicable, and (iii) a calculation setting forth the amount of such Claim (or if not ascertainable, a reasonable good faith estimate of the maximum amount thereof).
ARTICLE 7
MISCELLANEOUS
7.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and delivered personally or by courier, overnight delivery service, certified or registered mail with postage prepaid, if such notice is addressed to the Party to be notified at such Party’s address as set forth below, or as subsequently modified by written notice in accordance with this Section 7.1. All such notices shall be duly given and effective upon receipt (or refusal of receipt).
(a) if to the Purchaser:
C-III Capital Partners LLC
c/o Island Capital Group LLC
717 Fifth Avenue, 18th Floor
New York, NY 10020
Attention: President
(b) if to the Seller:
Related Special Assets LLC
60 Columbus Circle
New York, NY 10023
Attention: Stephen M. Ross

7.2. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
7.3. Entire Agreement; No Third Party Beneficiaries. This Agreement, including all exhibits and schedules attached hereto, constitutes the entire agreement of the Parties and supersedes any and all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer upon any other Person any right, benefit or remedy hereunder (other than as provided expressly in Article 6 as Seller Indemnitees and Purchaser Indemnitees, which is intended to be for the benefit of the Persons covered thereby).
7.4. Amendment; Waiver. This Agreement may be amended only in a writing signed by both Parties. Any waiver of rights hereunder must be set forth in writing and signed by the Party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
7.5. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. This Agreement may not be assigned by any Party without the prior written consent of the other Party and any such purported assignment shall be void ab initio, except that the Purchaser shall have the right to assign this Agreement, in whole or in part, and any obligations hereunder to any of its Affiliates.
7.6. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to the conflict of laws provisions thereof.
7.7. Dispute Resolution; Mediation; Jurisdiction.
(a) Subject to Section 7.8, in the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, or the transactions contemplated hereby (each a “Dispute”), upon the written notice of any Party, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. If the Parties are unable for any reason to resolve a Dispute within 30 days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 7.7(b).

(b) Subject to Section 7.8, any Dispute not resolved pursuant to Section 7.7(a) shall, at the request of either Party (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in New York, New York. The Parties shall have 20 days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within 20 days of receipt by a Party of a Mediation Request, then such Party may request (on written notice to the other Party), that the International Institute for Conflict Prevention and Resolution appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within 60 days of the appointment of a mediator, or within 90 days of receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then any Party may file an action on the Dispute in any court having jurisdiction in accordance with Section 7.7(c).
(c) Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City and County of the State of New York for any litigation arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 7.1, shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or any transaction contemplated hereby in the courts of the State of New York or the courts of the United States of America located in the City and County of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the Parties hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement or any transaction contemplated hereby.
7.8. Specific Performance. The Seller acknowledges and agrees that the Purchaser would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Seller agrees that the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the necessity of posting a bond or furnishing other security, in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.

7.9. Construction. The headings of the Articles and Sections in this Agreement are provided for convenience only, are not part of the agreement of the Parties and shall not affect its construction or interpretation of this Agreement. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. This Agreement was negotiated by the Parties with the benefit of legal representation. If an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring and or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.
7.10. Time of the Essence. Time is of the essence regarding all dates and time periods set forth or referred to in this Agreement.
7.11. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic pdf submission), each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

C-III CAPITAL PARTNERS LLC By: Island C-III Manager LLC, its Manager
By:	/s/ Jeffrey P. Cohen
	Name:	Jeffrey P. Cohen
	Title:	President

RELATED SPECIAL ASSETS LLC
By:	/s/ Richard O’Toole
	Name:	Richard O’Toole
	Title:	Executive Vice President